                                                                      EXHIBIT 10
                           STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 15, 2000, is made and entered into by and between PEMSTAR INC. ("PEMSTAR"), a corporation organized under the laws of the State of Minnesota with its principal offices at 3535 Technology Drive, NW, Rochester, Minnesota 55901, U.S.A. and HONGGUAN TECHNOLOGIES (S) PTE LTD. ("HongGuan"), a company incorporated under the laws of Singapore with its registered office at 39 Joo Koon Circle, Singapore 629105.

          WHEREAS, HongGuan owns 490,000 ordinary shares, par value S$1.00 per share, of Pemstar-HongGuan Pte. Ltd., a private limited company incorporated under the laws of Singapore (the "Company"), constituting 49% of the issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the "Shares"); and

          WHEREAS, HongGuan desires to sell, and PEMSTAR desires to purchase the Shares on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                  ARTICLE I.
                          SALE OF SHARES AND CLOSING

          1.01   Purchase and Sale. HongGuan agrees to sell to PEMSTAR, and
                 -----------------
PEMSTAR agrees to purchase from HongGuan, all of the right, title and interest of HongGuan in and to the Shares at the Closing (as defined in Section 1.03) on the terms and subject to the conditions set forth in this Agreement.

          1.02   Purchase Price. The aggregate purchase price for the Shares is
                 --------------
One Million Singapore Dollars (S$1,000,000) (the "Purchase Price"), payable in the manner provided in Section 1.03.

          1.03   The Closing
                 -----------

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Lee & Lee, November 15, 2000 (the "Closing Date"), or at such other place and on such other date as is mutually agreeable to PEMSTAR and HongGuan. The Closing will be effective as of the close of business on the Closing Date.

          (b) The parties agree to consummate the following "Closing Transactions" on the Closing Date:

               (i) HongGuan will assign and transfer to PEMSTAR good and valid title in and to the Shares, free and clear of all liens, by delivering to PEMSTAR a stock certificate or certificates representing the Shares, and accompanied by a duly executed share transfer form in respect of the Shares in favor of PEMSTAR;

          (ii) PEMSTAR shall deliver to HongGuan the Purchase Price by cashier's order drawn on a licensed bank in Singapore and made out in favour of HongGuan; and

          (iii) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article IV hereof.

     (c)  HongGuan shall:

          (i) Cause its nominees on the Company's Board of Directors to approve the registration of the transfer mentioned in Section 1.03(b)(i) (subject to stamping);

          (ii) Cause its nominees on the Company's Board of Directors to approve the appointment of Mr. Lee Yick Kwang as an additional director of the Company with effect from the Closing Date and upon such appointment shall forthwith cause its nominees on the Board of Directors, namely, Messrs. Teo Cher Cheong and Choo Chong Kun, to deliver to PEMSTAR their letters of resignation from their offices and employment with the Company with effect from the Closing Date executed under seal and acknowledging that they have no claim outstanding for compensation for loss of office or otherwise howsoever;

          (iii) Cause its nominees on the Company's Board of Directors to approve the amendment of existing bank authorities or mandates so that all bank accounts shall be operated by representatives of PEMSTAR in substitution for those of HongGuan; and

          (iv) Vote in favour of the adoption of a new set of Articles of Association of the Company (in the form attached hereto as Exhibit C) in substitution for, and to the exclusion of, the existing Articles of Association, at an Extraordinary General Meeting of the Company to be held on the Closing Date.

     (d) The parties hereto shall do all acts and things and execute all documents as shall be necessary or expedient to give effect to the sale and transfer of the Shares upon the terms and conditions specified herein.

                                  ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF HONGGUAN

          HongGuan hereby represents and warrants to PEMSTAR that:

          2.01    Incorporation and Corporate Power. HongGuan is a company
                  ---------------------------------
incorporated under the laws of Singapore, and has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          2.02    Execution, Delivery; Valid and Binding Agreements. The
                  -------------------------------------------------
execution, delivery and performance of this Agreement by HongGuan and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement.

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This Agreement has been duly executed and delivered by HongGuan and constitutes the valid and binding obligation of HongGuan, enforceable in accordance with its terms.

          2.03   No Breach.  The execution, delivery and performance of this
                 ---------
Agreement by HongGuan and the consummation by HongGuan of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration of any lien, security interest, charge or encumbrance upon any of the Shares or, to the knowledge of HongGuan, any assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Memorandum and Articles of Association of HongGuan or, to the knowledge of HongGuan, the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which HongGuan or, to the knowledge of HongGuan, the Company is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which HongGuan or, to the knowledge of HongGuan, the Company is subject.

          2.04   Governmental Authorities; Consents. No approval, authorization,
                 ----------------------------------
consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by HongGuan of this Agreement or its consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any other party or person is required to be obtained by HongGuan or, to the knowledge of HongGuan, by the Company in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          2.05   Ownership of Capital Stock. HongGuan owns, beneficially and of
                 --------------------------
record, all right, title and interest in and to the Shares free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind, and, on the Closing Date, the delivery by HongGuan of a certificate or certificates and the share transfer form in the manner set forth in Section 1.03(b)(i) hereof and the registration of PEMSTAR as the holder of the Shares in the Company's Register of Members will transfer good and valid title to the Shares to PEMSTAR, free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind.

          2.06   Financial Statements. The Company has delivered to PEMSTAR
                 --------------------
copies of (a) the unaudited balance sheet, as of October 31, 2000, of the Company (the "Latest Balance Sheet") and the unaudited statements of earnings, shareholders' equity and cash flows of the Company for the seven-month period ended October 31, 2000 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b) the audited balance sheets, as of March 31, 1999 and 2000, of the Company and the audited statements of earnings, shareholders' equity and cash flows of the Company for each of the financial years ended March 31, 1999 and 2000 (collectively, the "Annual Financial Statements"). To the knowledge of HongGuan, the Latest Financial Statements and the Annual Financial Statements are prepared according to the Services Agreement dated October 7, 1998 between Pemstar, HongGuan and the Company and are based upon the information contained in the books and records of the Company as provided to HongGuan (and without HongGuan making any independent investigation or verification of the completeness, authenticity, truth and accuracy of such information) and, to the knowledge of HongGuan, fairly present a true and fair view of the financial condition and state of affairs of the Company as of the dates thereof and results of operations for the periods referred to therein. To the knowledge of HongGuan, the Latest Financial Statements have been prepared in accordance with generally accepted accounting principles and practices applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with generally accepted accounting principles) consistently with the Annual Financial Statements and reflect all adjustments necessary to present a fair statement of the results for the interim period(s) presented.

          2.07   Absence of Undisclosed Liabilities.  Except as reflected in the
                 ----------------------------------
Latest Balance Sheet, to the knowledge of HongGuan, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

          2.08   No Material Adverse Changes. Since the date of the Latest
                 ---------------------------
Balance Sheet (the "Balance Sheet Date"), to the knowledge of HongGuan, there has been no material adverse change, in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Company.

          2.09   Tax Matters.
                 -----------

     (a) To the knowledge of HongGuan, the Company has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (b) below) or required to be filed or sent by it by any taxing authority having jurisdiction;
(ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on its Latest Balance Sheet, in accordance with generally accepted accounting principles, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof, and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. To the knowledge of HongGuan, there are no liens for Taxes upon any assets of the Company, except liens for Taxes not yet due. To the knowledge of HongGuan, no deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full, and no waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. To the knowledge of HongGuan, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to knowledge of HongGuan, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. To the knowledge of HongGuan, and save as disclosed in the disclosure letter dated the Closing Date from HongGuan to PEMSTAR (the "Disclosure Letter"), the Company does not expect the assessment of any additional Taxes of the Company and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

          (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, capital, goods and services, value added, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, imports levies, rates, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company.

          (c) Without prejudice to the generality of the foregoing but subject to the limitations set out in Section 6.01(b), HongGuan hereby covenants and undertakes with PEMSTAR to pay PEMSTAR an amount equal to 49% of any depletion in or reduction in value of the Company's assets or increase in the Company's liabilities as a result or in consequence of any claim for Taxes which has been made or may hereafter be made in respect of or arising from any transaction, act, event or omission of whatever nature effected or deemed to have been effected by the Company on or before Closing. Any such payment made (including payments made by HongGuan under Section 6.01 of this Agreement) shall be deemed to be a reduction in the Purchase Price for the purposes of this Agreement. For the avoidance of doubt, it is hereby agreed that the amount of the payment in this Section 2.09(c) and the amount of any and all claims by PEMSTAR against HongGuan under Article VI shall not exceed the aggregate amount of S$200,000, and any demand for payment under this Section 2.09(c) shall be made by PEMSTAR in writing and given to HongGuan with the relevant supporting documents prior to the first anniversary of the Closing Date.

          (d) The indemnity in Section 2.09(c) shall include all reasonable costs and expenses (including, without limitation, legal fees, experts' fees and consultants' fees on a full indemnity basis) properly payable in connection with any claim or liability referred to herein.

          (e) Notwithstanding any provision in this Agreement, HongGuan hereby covenants and undertakes with PEMSTAR to pay all and any stamp and other documentary taxes or duties in Singapore, including any penalties resulting from any delay or omission on the part of the Company, payable on or in connection with the sub-lease of the premises known as 39 Joo Koon Circle, Singapore 629105 comprised in Lot A14679 of Mukim 7 Tuas to the Company.

          2.10   Litigation. To the knowledge of HongGuan, there are no actions,
                 ----------
suits, proceedings, orders or investigations pending or threatened against the Company, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

          2.11   Affiliate Transactions. To the knowledge of HongGuan, no
                 ----------------------
officer, director or employee of HongGuan (collectively "insiders"), has any agreement with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. To the knowledge of HongGuan, none of the insiders has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature.

          2.12   Compliance with Laws; Permits.
                 -----------------------------

          (a) To the knowledge of HongGuan, the Company has complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to domestic and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or its real property and to which the Company may be subject, and no claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements.

          (b) To the knowledge of HongGuan, the Company has, in full force and effect, all licenses, consents, permits and certificates, from domestic and foreign authorities (including, without limitation, agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (collectively, the "Permits"). To the knowledge of HongGuan, the Company has conducted its business in compliance with all material terms and conditions of the Permits.

          (c) To the knowledge of HongGuan, the Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

          2.13   "To the knowledge of HongGuan".
                  ----------------------------

          In this Clause, the expression "to the knowledge of HongGuan" shall mean the knowledge of HongGuan, without HongGuan making any independent investigation or verification of the truth and accuracy of any of the matters herein represented and warranted.

                                 ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PEMSTAR

          PEMSTAR hereby represents and warrants to HongGuan that:

          3.01   Incorporation and Corporate Power. PEMSTAR is a corporation
                 ---------------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

          3.02   Execution, Delivery; Valid and Binding Agreement. The
                 ------------------------------------------------
execution, delivery and performance of this Agreement by PEMSTAR and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by PEMSTAR and constitutes the valid and binding obligation of PEMSTAR, enforceable in accordance with its terms.

          3.03   No Breach.  The execution, delivery and performance of this
                 ---------
Agreement by PEMSTAR and the consummation by PEMSTAR of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration of any lien, security interest, charge or encumbrance upon any assets of PEMSTAR, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation of PEMSTAR or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which PEMSTAR is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which PEMSTAR is subject.

          3.04   Governmental Authorities; Consents. PEMSTAR is not required to
                 ----------------------------------
submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by PEMSTAR in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

          3.05   Brokerage.  No third party shall be entitled to receive any
                 ---------
brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of PEMSTAR.

                                  ARTICLE IV.
                             CONDITIONS TO CLOSING

          4.01   Conditions to PEMSTAR's Obligations. On the Closing Date,
                 -----------------------------------
HongGuan shall have delivered to PEMSTAR all of the following:

          (a) the stock certificate or certificates issued to HongGuan representing the Shares, accompanied by a duly executed share transfer form;

     (b) resignations (effective as of the Closing Date) from Mr. James Teo as Managing Director and Director and from Mr. Choo Chong Kun as Director of the Company;

     (c) a duly completed and executed Working Sheet A (in the prescribed form) and such other documents and forms as may be required by the Stamp Office for stamping of the transfer;

     (d) such waivers, consents and other documents as may be required to give good title to the Shares and to enable PEMSTAR to become the registered holder thereof;

     (e) save as otherwise agreed by PEMSTAR, all the books of accounts and other documents and records kept in relation to or in connection with the books of accounts and all cheque books and mandates and authorities belonging to the Company and which are in the possession of HongGuan;

     (f) the resolutions of the Board of Directors of the Company approving the registration of the share transfer referred to in Section 1.03(b)(i) (subject to stamping) duly signed by its nominees on the Board of Directors; and

     (g) such other certificates, documents and instruments as PEMSTAR reasonably requests related to the transactions contemplated hereby.

     4.02    Conditions to HongGuan's Obligations.  On the Closing Date, PEMSTAR
             ------------------------------------
will have delivered to HongGuan the Purchase Price by cashier's order drawn on a licensed bank in Singapore and made out in favour of HongGuan and such certificates, documents and instruments as HongGuan reasonably requests related to the transactions contemplated hereby.

     4.03    Additional Agreements.
             ----------------------

     (a) PEMSTAR and HongGuan agree that the Joint Venture Agreement between them dated September 25, 1998 (the "JV Agreement") relating to the Company shall be terminated pursuant to Section 16.2(d) of the JV Agreement, but HongGuan acknowledges its continuing obligations relative to confidential information as set forth in Section 9.2 of the JV Agreement and solicitation of employees as set forth in Section 9.4 of the JV Agreement, and PEMSTAR acknowledges its obligation under Section 16.6 of the JV Agreement (as amended in this Clause) to change the name of the Company so that it does not include the word "HongGuan", and PEMSTAR shall furnish HongGuan with evidence of such change of name within three (3) months from the Closing Date. PEMSTAR and HongGuan further agree that
Section 2.5 of the JV Agreement (which relates to the right of first refusal on expanded business) shall continue for a period of two years (and shall be deemed incorporated into this Agreement to the extent the JV Agreement is terminated), and the non-competition obligations set forth in Section 2.3 of the JV Agreement shall be superseded with the following, which is incorporated herein:

          (i) For a period of two years from the date of this Agreement, and without the permission of the other party: (A) HongGuan will not design, produce or sell process or test equipment to or for the hard disk drive industry (fabrication business is excluded) in Asia with the exception of the Philippines, China and Japan, and will not solicit or accept any business from PEMSTAR's identified customers that are located in the identified countries, which customers and countries are identified on Exhibit A, and (B) PEMSTAR will not solicit or accept any business from HongGuan's identified customers that are located in the identified countries, which customers and countries are identified on Exhibit B.

          (ii) For a period of two years from the date of this Agreement, as to Baxter, Becton Dickinson, Hewlett Packard, Philips Singapore Pte. Ltd. (other than Optical Storage Division) and Motorola (other than Manufacturing System Division), which are customers of both PEMSTAR and HongGuan, the first party to quote on a project and notify the other party in writing of such quote shall have the exclusive right to accept and perform such project.

     (b) HongGuan agrees and undertakes with PEMSTAR that, notwithstanding Clause 4.7 of the Sub-Lease Agreement dated 3 February 1999 between HongGuan and the Company ("Sub-Lease Agreement"), as renewed, supplemented, amended and modified from time to time, HongGuan will, on the Closing Date, enter into a supplemental agreement with the Company to continue the lease according to the other terms and conditions of the Sub-Lease Agreement, subject to the right of either HongGuan or the Company to terminate the sub-lease by giving to the other party not less than three (3) months' written notice to this effect.

     (c) HongGuan agrees and undertakes with PEMSTAR that it will, on the Closing Date, enter into a supplemental agreement with PEMSTAR and the Company to vary the terms of the Services Agreement between PEMSTAR, HongGuan and the Company dated October 7, 1998 to the effect that it shall continue for a period of two years from the date of this Agreement as to Section 4 and shall continue unless otherwise terminated by either party giving three months' written notice to the other as to Sections 3 and 6 (although the purchase of parts and provision of procurement services described in Section 3 will not be exclusive). The balance of the Services Agreement shall be terminated (with the exception of Section 9, which shall continue so long as any other provisions of the Service Agreement are in effect).

                                  ARTICLE V.
                   SETTLEMENT OF DISPUTES AND APPLICABLE LAW

     5.01 Consultations.  The Parties acknowledge that the expeditious and
          -------------
equitable settlement of disputes arising under this Agreement or in connection herewith is to their mutual advantage and in the best interest of the Company. To this end, the Parties therefore agree to use their best endeavors to resolve all differences of opinion and to settle all disputes through cooperation and consultation between a senior executive officer of PEMSTAR and a senior executive officer of HongGuan.

     5.02 Disputes.  Any controversy or claim arising out of or relating to this
          --------
Agreement that the Parties are unable to settle within thirty (30) days as set forth under Section 5.01 above shall be determined by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference into this Section 5.02, by one arbitrator, unless otherwise agreed, appointed in accordance with the said Rules. The place of arbitration shall be Singapore and the arbitration shall be conducted in the

English language. The Party against whom an arbitration award is made shall be responsible for all fees and expenses of the arbitration as well as the legal fees of the prevailing Party. If an award is made to both Parties, then each Party shall pay one-half of the fees and expenses of the arbitration and shall be responsible for its own legal fees.

     5.03      Governing Law. This Agreement shall be governed in all respects
               -------------
by, and shall be interpreted and construed in accordance with, the laws of Singapore, which shall be the proper law of this Agreement notwithstanding any rule or principle therein contained under which any other law or rule would be made applicable.

                                  ARTICLE VI.
                           SURVIVAL; INDEMNIFICATION

     6.01      Indemnification by HongGuan.
               ---------------------------

     (a) Subject to the limitations set out in Section 6.01(b), HongGuan agrees to indemnify in full PEMSTAR and hold it harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Losses"), which PEMSTAR may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of HongGuan contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of HongGuan pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of HongGuan contained in this Agreement or any of the Related Documents, or
(iii) any "Claims" (as defined in Section 6.04(a) hereof) or threatened Claims against PEMSTAR arising out of the actions or inactions of HongGuan or the Company with respect to the Company's business prior to the Closing (collectively, "PEMSTAR Losses").

     (b)   No claim shall be brought by PEMSTAR for any PEMSTAR Losses unless
(i) PEMSTAR delivers to HongGuan written notice, setting forth in reasonable detail the identity, nature and amount of PEMSTAR Losses related to such claim or claims prior to the first anniversary of the Closing Date (the "Relevant Date"), and (ii) the aggregate amount of all PEMSTAR Losses exceeds S$50,000 (the "Basket Amount"); provided that any and all claims (except for claims pursuant to Section 2.09(e)) for the PEMSTAR Losses shall in no event exceed S$200,000. And provided further that any claim which has been made or is made on or before the Relevant Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn, and shall become fully barred and unenforceable on the expiry of the period of six (6) months commencing on the Relevant Date, unless proceedings in respect of such claim shall have been commenced against HongGuan. For this purpose, proceedings shall not be deemed to have been commenced unless they shall have been issued and served on HongGuan.

     6.02      Indemnification by PEMSTAR.
               --------------------------

     (a) Subject to the limitations set out in Section 6.02(b), PEMSTAR agrees to indemnify in full HongGuan and hold it harmless against any Losses which HongGuan may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of PEMSTAR contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of

PEMSTAR contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against HongGuan arising out of the actions or inactions of PEMSTAR with respect to the Company's business after the Closing (collectively, "HongGuan Losses").

     (b)   No claim shall be brought by HongGuan for any HongGuan Losses unless
(i) HongGuan delivers to PEMSTAR written notice, setting forth in reasonable detail the identity, nature and amount of HongGuan Losses related to such claim or claims prior to the first anniversary of the Closing Date (the "Relevant Date") and, (ii) the aggregate amount of all HongGuan Losses exceeds the Basket Amount; provided that any and all claims for the HongGuan Losses shall in no event exceed S$200,000. And provided further that any claim which has been made or is made on or before the Relevant Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn, and shall become fully barred and unenforceable on the expiry of the period of six (6) months commencing on the Relevant Date, unless proceedings in respect of such claim shall have been commenced against PEMSTAR. For this purpose, proceedings shall not be deemed to have been commenced unless they shall have been issued and served on PEMSTAR.

     6.03      Method of Asserting Claims. As used herein, an "Indemnified
               --------------------------
Party" shall refer to PEMSTAR or HongGuan, as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

     (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any

Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

     (b) After the Closing, the rights set forth in this Article VI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

     (c) Any indemnification payable under this Article VI shall be, to the extent permitted by law, an adjustment to purchase price.

                                 ARTICLE VII.
                                 MISCELLANEOUS

     7.01      Press Releases and Announcements. Prior to the Closing Date,
               --------------------------------
neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.


     7.02      Expenses. Except as otherwise expressly provided for herein,
               --------
HongGuan and PEMSTAR will pay all of their own expenses (including attorneys' and accountants' fees in connection with the negotiation and execution of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not) except that PEMSTAR shall be liable for stamp duty payable on the transfer of the shares.

     7.03      Further Assurances. HongGuan agrees that, on and after the
               ------------------
Closing Date, it shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

     7.04      Amendment and Waiver. This Agreement may not be amended or waived
               --------------------
except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     7.05  Notices.  All notices, demands and other communications to be given
           -------
or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to PEMSTAR and HongGuan will, unless another address is specified in writing, be sent to the address indicated below:

Notices to PEMSTAR:                          with a copy to:

PEMSTAR INC.                                 Dorsey & Whitney LLP
3535 Technology Drive, NW                    201 First Avenue S.W., Suite 340
Rochester, Minnesota 55901                   Rochester, Minnesota 55901
U.S.A.                                       U.S.A.
Attention:  Allen J. Berning                 Attention:  William A. Jonason
Telefax:  (507) 280-0838                     Telefax:  (507) 288-6190

Notices to HongGuan:                         with a copy to:
-------------------                          --------------

HONGGUAN TECHNOLOGIES                        BIH, LI &  LEE
(S) PTE LTD.                                 #24-01 CPF Building
39 Joo Koon Circle                           79 Robinson Road
Singapore 629105                             Singapore 068897
Attention: Chief Executive Officer           Attention:
Telefax: (65) 8618211                        Telefax: (65) 2240003


     7.06  Assignment.  This Agreement and all of the provisions hereof will be
           ----------
binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

     7.07  Severability. Whenever possible, each provision of this Agreement
           ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.08  Complete Agreement. This Agreement and other exhibits hereto and the
           ------------------
Disclosure Letter, and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     7.09  Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              PEMSTAR INC.


                              By  /s/ ROBERT D. AHMANN
                              -------------------------------------
                              Its  Director
                              -------------------------------------



                              HONGGUAN TECHNOLOGIES (S) PTE. LTD

                              By  /s/ TEO CHER CHEONG
                              -------------------------------------
                              Its   Managing Director
                              -------------------------------------

HSBC


PRIVATE & CONFIDENTIAL
----------------------

Pemstar (Thailand) Ltd                                          CIB BA 00/0488
733/736 Moo 8, Phaholyothin Rd,
Kukot, Lumloogka,                                               10 November 2000
Pathumthani  12130

Attention: Khun Laddawan Maisonti

Dear Khun Laddawan,

BANKING FACILITY AGREEMENT

With reference to your request letter dated 9 August 2000 and your advise dated 8 November 2000 regarding the drawdawn schedule and the maturity date (attached), we are pleased to advise that we have increased 9-month Term Loan and hereby confirm our agreement to continue the undermentioned banking facilities.

These facilities are made available on the specific terms and conditions outlined herein and on the terms and conditions of any other agreements or applicable terms entered into or relating to these facilities and upon the satisfactory completion of the documentation and security and conditions precedent detailed below.

These facilities are subject to review at any time, and in any event by May 2001, and are also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

Borrower  :    Pemstar (Thailand) Ltd
               Account No. 001-120591

Lender    :    The Hongkong and Shandhai Banking Corporation Limited

Please find summary structure of your facilities of which details are described below:

                                              Present Facilities     New Facilities
                                              ------------------     --------------
Combined Limit                                 THB 18,000,000.-       THB 18,000,000.-
with the following sublimits
     Overdraft                                (THB 18,000,000.-)     (THB 18,000,000.-)
     Short Term Loan (upto 3 months)          (THB 18,000,000.-)     (THB 18,000,000.-)
     Import Line                              (THB 18,000,000.-)     (THB 18,000,000.-)
     Of which Clean Import Loan (30 days)     (THB 18,000,000.-)     (THB 18,000,000.-)
     Guarantee                                (THB  4,000,000.-)     (THB  4,000,000.-)
     Foreign Exchange Contract Limit          (THB  3,570,000.-)     (THB  5,882,000.-)*
     (maturity up to 3 months)

9-month Term Loan                                               THB300,000,000.-

* to reflect the current FX weighting risk

9-month Term Loan                                               THB300,000,000.-

Borrower                : Pemstar (Thailand) Ltd.

Purpose                 : To finance the construction of new factory
                          at the Hi-Tech Industrial Estate.

Amount                  : THB300,000,000.-

Type                    : Short term loan, up to 9 months

Interest Rate           : 4.23% THB Fixed Rate, based on the undermentioned
                          drawdown schedule.

Interest Payment        : Monthly basis, with grace period during 6DEC00-27FEB01

                          Interest will be charged on a daily basis commencing on 28FEB01 and will be payable on the last business day of every month for that particular advance to the debit of your current account.

Drawdown Schedule:                                 (THB : Million)

    Drawdown       Drawdown Date         Loan Amount     Total Loan Outstanding
    --------       -------------         -----------     ----------------------
     1/st/         6 December 2000           37.5               37.5
     2/nd/         8 January 2001            25.0               62.5
     3/rd/         8 February 2001           25.0               87.5
     4/th/         8 March 2001              31.0              118.5
     5/th/         9 April 2001              44.1              162.6
     6/th/         7 May 2001                56.1              218.7
     7/th/         5 June 2001               41.4              260.1
     8/th/         5 July 2001               31.9              292.0
     9/th/         6 August 2001              8.0              300.0


Repayment               : Bullet payment of THB300,000,000 on the 5/th/
                          September 2001.

Final Maturity Date     : 5/th/ September 2001 but no later than the expiry date
                          of the Standby Letter of Credit

Security                : Standby Letter of Credit from US Bank National
                          Association totaling THB300,000,000, the issuance of which will be in line with loan drawdown and the expiry date will be at least two working days after 5SEP01.

                          Please note the completion of security is required prior to each loan drawdown.

Arrangement             : Nil.

Commitment              : Nil.

Prepayment              : Nil, but any funding breakage costs must be on the
                          account of the Borrower.

Availability            : Subject to the fulfillment of the conditions precedent
                          on the Bank Agreement, receipt of duly signed documents and completion of securities.

Remark                  : Amendment to Agreement No. 97/05746 dated 26 November
                          1997 and Additional Agreement No. CIB BA 99/0004 date 4 January 2000.

Condition Precedent

Loan

     A Promissory Note must be submitted to the Bank for any drawdown, duly signed and sealed by the authorized signatories of the borrower.

General Conditions

i) Amounts which are overdue or over limit (as well as amounts demanded and not paid) in respect of all or any of these facilities will bear interest from day to day at such rate charged by us from time to time on unauthorized overdrafts or at aggregate of 2.00% p.a. (or such other rate as the Bank may notify to you in writing) plus the Bank's prevailing non-default interest rate applicable to that facility, the Bank's certificate as to such rate being in the absence of manifest error, conclusive.

ii) If the effect of any, or a change in any official direction or any law or regulation (including, without limitation, those relating to reserve and special deposit requirement and taxes) is to increase the cost to us of advancing, maintaining or funding this facility or to reduce the effective return to us, we reserve the right to require payment on demand of such amounts as we consider necessary to compensate us therefore.

iii) All payments by or made on behalf of the Borrower shall be made to the Bank in immediately available funds to an account designated by the Bank without any set-off, counter-claim, withholding or condition of any kind except where the Borrower is compelled by law to make such withholding. In the event that the Borrower is compelled to make such a withholding, the sum payable by the

      Borrower shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no such withholding.

iv)   This Agreement is governed by the laws of Thailand.

v) The Borrower authorizes the Bank, without prejudice to the Bank's rights, to apply any balance of any account of the Borrower with the Bank in satisfaction or part satisfaction (as the case may be) of any sum due and payable by the Borrower. For this purpose, the Bank is authorized to purchase with moneys standing to the credit of such an account other such currencies as may be necessary to effect such application.

vi)   All costs associated with;

          a)   any funding breakage costs of the Bank;

          b) any amount that is necessary to indemnify the Bank against the consequences of non compliance or default by yourself of the terms set out in this Agreement;

          c) the negotiation, preparation, execution and enforcement of this Agreement and the security documents including, but not limited to, legal fees, stamp duty and out-of-pocket expenses together with losses flowing form any judgment or claim being payable in a different currency from that agreed, shall all be for the Borrower's account and the Bank is authorized to debit such amounts form the Borrower's account as and when such amounts fall due.

vii) Please note that interest and other sums chargeable or payable on a monthly basis will nonetheless accrue from day to day and amounts so accrued may be demanded at anytime.

      You further agree that for interest which is overdue for more than one year, the Bank shall be entitled to charge compound interest.

viii) No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof or prejudice any other or further exercise by the Bank of any of its rights or remedies hereunder. The rights and remedies herein are cumulative and not exclusive of any right or remedies provided by law.

Please arrange for the authorized signatories of your company, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this Facility Agreement to signify your understanding and acceptance of the terms and conditions under which these facilities are granted.

These facilities will remain open for acceptance until the 3.00 p.m. of 10 November 2000 and if not accepted by that date will be deemed to have lapsed unless otherwise extended in writing by the Bank.

We are pleased to be of continued assistance.

Yours faithfully,

  /s/  Vipa Lohabutra
------------------------------------
Vipa Lohabutra
Department Manager Small Business

VL/ssw/cs



We accept the Facilities and the Terms and Conditions stated in this Facility Agreement and confirm that the above statements of security deposited by us under assignment of the Hongkong and Shanghai Banking Corporation Limited and documents executed by us in your favor to secure the above banking facilities are correct.

PEMSTAR
PEMSTAR (THAILAND) LTD.



  /s/  Laddawan Maisonti        /s/  Al Berning                     Nov 10 '00
---------------------------------------------------              ---------------
Authorized signatories and company's chop                         Date Accepted